Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Thompson Creek Metals Company Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-169681, 333-153219 333-195915, and 333-192493) on Form S-8 and registration statement (No. 333-194548) on Form S-3 of Thompson Creek Metals Company Inc. of our reports dated February 24, 2016, with respect to the consolidated balance sheets of Thompson Creek Metals Company Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Thompson Creek Metals Company Inc.
/s/ KPMG LLP
Denver, Colorado
February 24, 2016